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                                 EXHIBIT 10.43





                              DATED APRIL 30, 1999
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                          ROSLIN INSTITUTE (EDINBURGH)


                               GERON CORPORATION



                                    - AND -



                             ROSLIN BIO-MED LIMITED





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                               LICENCE AGREEMENT

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                                Dundas & Wilson
                             191 West George Street
                                 GLASGOW G2 2LB



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LICENCE AGREEMENT made the 30th day of April, 1999

BETWEEN

ROSLIN INSTITUTE (EDINBURGH) a company registered in Scotland with registered number 157100 and having its registered office at Roslin, Edinburgh, Midlothian, EH25 9PS ("the Licensor");

GERON CORPORATION, a Delaware corporation having a principal place of business at 230 Constitution Drive, Menlo Park, California 94025 ("Geron");

and

ROSLIN BIO-MED LIMITED a company registered in Scotland with registered number 179263 and having its registered office at Roslin Biotechnology Centre, Roslin, Midlothian EH25 9PS ("RBM")


WHEREAS

(A) The Licensor is, together with the Minister of Agriculture, Fisheries and Food, acting through the Ministry of Agriculture, Fisheries and Food ("MAFF") and the Biotechnology and Biological Sciences Research Council ("BBSRC"), the joint-owner of patent applications and the Licensor and BBSRC are the joint owners of certain valuable know-how relating to both nuclear transfer technology and the cloning and genetic modification of animals;

(B) by an agreement dated 26 March and 7 April 1998, MAFF and BBSRC irrevocably consented for all purposes (except in relation to the Cloning of Humans) to the Licensor negotiating and granting licenses under the said patent applications on such terms and conditions as the Licensor shall in its entire discretion decide in respect of all applications of the inventions which fall within the claims of the said patent applications relating to end products for human healthcare and by a letter dated 3 April 1998, BBSRC consented to the Licensor granting rights in the know-how to RBM;

(C) by an agreement dated 7th April 1998 (the "Original Licence") the Licensor granted to RBM a license of the said patent applications, know-how and certain other intellectual property rights in respect of the field of use defined in the Original Licence;

(D) Geron proposes to acquire the entire issued share capital of RBM and to fund the Licensor to carry out research;

(E) to further the objectives of the Licensor in a manner consistent with its status as a research and educational institute and its recognition as a Scottish charity (No. SCO23592) the Licensor has agreed to grant a new licence to Geron with agreed changes to and a wider field of use than that contained in the Original Licence;



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(F)     therefore it has been agreed, subject to the satisfaction or waiver of certain conditions precedent, that as from the Commencement Date the Original Licence will be terminated and a licence of the said patent applications, know-how and other intellectual property rights be granted to Geron on the terms and conditions set out in this Agreement; and

(G) by letters dated 29 April 1999 MAFF has consented to the Institute granting a licence of the said patent applications, and BBSRC has consented to the Institute granting a licence of the said patent applications know-how and other intellectual property rights to Geron on the terms and conditions set out in this Agreement.


NOW IT IS HEREBY AGREED as follows :

1       DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following defined terms shall have the meanings set out opposite them below:-

"Associate"                   shall mean in relation to any company, any
                              subsidiary or holding company of that company or any subsidiary of any such holding company and for this purpose "subsidiary" and "holding company" shall have the meanings specified in Section 736 of the Companies Act 1985;

"Cloning of Humans"           shall mean the uterine implantation and
                              development of a reconstructed embryo with identical nuclear genetic information to another living or deceased human being;

"Commencement Date"           shall mean the last date of execution of this
                              Agreement;

"Co-ownership Agreement"      the Agreement dated 26 March 1998 between the
                              Licensor, BBSRC and MAFF;

"Disclosure                   Letter" shall mean the Warrantors' Disclosure
                              Letter of even date herewith referred to in the agreement of even date herewith between Geron and, inter alia, the Licensor for the sale and purchase of the whole issued share capital of RBM,

"EEA" shall mean the European Economic Area as constituted from time to time;



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"Fields of Use"               shall mean, subject to Clause 4, all applications
                              of the Intellectual Property Rights, with the exception of the production of and the facilitation of the commercial manufacture of products for pharmaceutical or Nutraceutical use by modification of the composition of the milk of ruminant livestock and rabbits;

"First Sale Date"             shall mean the date on which Geron or a
                              Sub-Licensee first puts a Product or Process on the market in the EEA;

"Geron Improvements"          shall mean Improvements made or acquired by Geron
                              or its Associates;

"Improvements"                shall mean all improvements or modifications or
                              adaptations to or any new application of the Intellectual Property Rights or any part thereof in the Fields of Use which may be made or acquired by any party during the continuance of this Agreement, but excluding any improvements, modifications, adaptations or new applications of the Intellectual Property Rights developed in the performance of the Research;

"Intellectual Property        shall mean the Patent Rights, the Know-How, any
Rights"                       Licensor Improvements and any copyright, design
                              rights or any other intellectual property rights of a similar nature relating to the Technology owned or co-owned by or under the control of the Licensor;

"Know-How"                    shall mean all ideas, concepts, inventions,
                              unpatented drawings, designs, models,
                              specifications, data, formulae, processes and procedures, techniques and any other technical information or documentation (including computer stored information and documentation) owned or co-owned by or under the control of the Licensor and relating to the Technology which is secret, substantial and identified ;

"Licensor Improvements"       shall mean Improvements made or acquired by the
                              Licensor ;

"Net Sales Price"             shall mean, in relation to Sales:-



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                              (a) where the Royalty Products are Sold or
                              supplied on arms length terms, the price charged in the relevant invoice less any value added tax or other sales taxes and other government imposed duties, trade or cash discounts, insurance and packing and freight costs (to the extent identified in the relevant invoice), rebates and allowances for promotions and returns; and

                              (b) where the Royalty Products are Sold or supplied otherwise than on arm's length terms but are subsequently sold or supplied on arm's length terms, the price charged under the first such arm's length sale calculated in accordance with paragraph (a) above less any value added tax or other sales taxes, trade or cash discounts, insurance and packing and freight costs (if separately charged) and allowances for returns;

"Nutraceuticals"              shall mean an active ingredient of a food which is
                              formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements based on recognised scientific principles are established by medical evaluation and/or any milk product intended for infant nutrition;

"Patent" shall mean any and all patents throughout the world including any re-issues, extensions, substitutions, continuations, divisions, continuations in part applications and supplementary protection certificates and all other rights of a like nature;

"Patent Methods"              means any process or method the use or practice of
                              which would constitute an infringement of a Valid
                              Claim in a particular territory but for any licence granted under this Agreement;

"Patent Rights"               shall mean the patent applications details of
                              which are set out in the Schedule and all corresponding national and regional patent applications, all



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                              patents which may be granted pursuant to such
                              patent applications, any Supplementary Protection Certificates or other means by which any of the aforesaid patent applications and patents or the effects of such patent applications and patents are extended, and all continuations, divisionals, re-issues and re-examinations of any of the foregoing;

"PPL License                  shall mean the licence agreement between PPL
                              Therapeutics (Scotland) Limited and the Institute and the terms and conditions of the Department of Trade & Industry Link project entitled "Link
                              Engineering Programs - Strategies for the Gene
                              Targeting in Livestock" dated 17, 22 and 23 June
                              1998;

"Process"                     shall mean any process which is obtained or
                              derived directly or indirectly from or utilising the Intellectual Property Rights ;

"Products"                    shall mean any product or technology which is
                              obtained or derived directly or indirectly from or utilising the Intellectual Property Rights;

"Research"                    shall mean the programme of research to be carried
                              out by the Licensor in terms of the Research
                              Agreement;

"Research Agreement"          shall mean the Research and Licence Agreement of
                              even date herewith to be entered into between Geron, the Licensor and RBM;

"Royalty Products"            shall mean any product, process, kit, composition
                              of matter, material, or service to the extent that the manufacture, use, sale, offer for sale, or importation of any such product, process, kit, composition of matter, material, or service would constitute an infringement of a Valid Claim in a particular territory but for the licence herein granted by the Institute to Geron in respect of patents which constitute Licensor Improvements.

"Quarter"                     shall mean the period from the Commencement Date
                              until 30 June 1999 (inclusive), the period of three (3) months beginning on 1 July 1999 and each successive period of three (3) months during the



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                              continuation of this Agreement, and "Quarterly"
                              shall be construed accordingly;

"SAC Collaboration"           shall mean the academic collaboration between the
                              Licensor and the Scottish Agricultural College
                              (Aberdeen) in relation to the causes of the birth of unusually large offspring after nuclear transfer;

"Sale" shall mean any sale, hire, lease or other disposal on a commercial basis of any Royalty Product by Geron any of its Associates or any sub-licensees and "Sold" shall be construed accordingly;

"Sub-Licensee"                shall mean a sub-licensee of the Intellectual
                              Property Rights from Geron in accordance with Clause 3.6;

"Technology"                  shall mean cell based systems for the cloning of
                              human and animal cells and non-human animals;

"Territory"                   shall mean the world;

"Valid Claim"                 shall mean

                              (a) any claim of any issued and unexpired Patent which is a Licensor Improvement; and

                              (b) any claim contained within any application for a Patent referred to in sub-para (a) which, if granted, would constitute a Valid Claim;

                              and which claim has not been finally rejected or declared invalid by a patent office or by a court of competent jurisdiction;

 "VAT"                        shall mean Value Added Tax; and

"Year" shall mean each period of twelve months commencing on the Commencement Date and on each anniversary hereof.

1.2     In this Agreement:

        1.2.1   references to the singular include the plural and vice versa;



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        1.2.2   references to Clauses and the Schedule are to clauses of and the schedule to this Agreement;

        1.2.3 headings to Clauses and the Schedule are inserted for convenience only and shall not affect the construction or interpretation of this Agreement; and

        1.2.4 references to statutory provisions shall be construed as including references to:-

                (a) any statutory modification, consolidation or re-enactment (after the date of execution of this Agreement) of such statutory provisions for the time being in force; and

                (b) all statutory instruments or orders made pursuant to such statutory provisions.

2       CONDITIONS PRECEDENT

2.1     This Agreement is entered into conditional upon and subject to:-

        2.1.1 the completion of the acquisition by Geron of the entire issued share capital of RBM; and

        2.1.2 the execution of the Research Agreement by the Licensor, Geron and RBM,

        in each case on or before 4th May 1999 or such later date as the parties may agree.

2.2 None of the parties shall be entitled to waive in whole or in part compliance with the conditions contained in Clause 2.1 without the written consent of the other parties.


3       GRANT OF LICENSE

3.1 The Licensor hereby grants to Geron an exclusive licence to use the Intellectual Property Rights in the Fields of Use anywhere in the
        Territory:

        3.1.1   to develop any Products, any Process and the Technology;

        3.1.2 to manufacture, have manufactured, use, market, sell, lend, let out, hire or lease, or otherwise dispose of Products;

        3.1.3   to exploit any Process; and

        3.1.4 to grant sub-licences of the Intellectual Property Rights in the Fields of Use,

        subject to and on the terms and conditions contained in this Agreement.



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3.2.    Subject to its obligations to keep the Know-How confidential, the
        Licensor shall be entitled to use the Intellectual Property Rights and, subject as hereinafter provided, any Geron Improvements for its own academic research and teaching purposes and for non commercial collaboration with other academic parties, charitable, research and other not for profit organisations. To the extent necessary to enable such non-commercial collaborations to proceed, the Licensor shall be entitled to request Geron to grant Sub-licenses of the Intellectual Property Rights and licences of Geron Improvements (but with no right to grant further sub-licences) to such other academic parties, charitable, research and other not for profit organisations for the sole purpose of such non-commercial collaboration and Geron shall grant such Sub-licenses and licenses unless it has reasonable objection thereto. For the avoidance of doubt, any such grant by Geron may be subject to the proposed collaborating party agreeing terms with Geron as to the ownership and/or rights of exploitation of the results of such collaboration and the terms under which any confidential materials may be transferred to such collaborating party.

3.3 Except to the extent expressly permitted by or under this Agreement and subject to any mandatory provisions under any applicable legal system which expressly or by implication apply notwithstanding the terms of this Agreement, the Licensor will not use for commercial purposes and will not licence any third party to use the Intellectual Property Rights in the Fields of Use in the Territory. The Licensor's obligations under this Clause 3.3 shall remain in force for the duration of this Agreement. Without prejudice to the foregoing, in respect of any country or territory in the EEA, such obligations will remain in force in respect of that country or territory for the longer of:

*       3.3.1   the period in which the Patent Rights [*]; or

*       3.3.2   the period from the Commencement Date until the date [*] from the First Sale Date or the [*] through no fault of either party, whichever is earlier.

3.4 The Licensor and Geron will execute, at their joint expense, such short-form licence agreements as may be required by the relevant patent registries and do such other acts and things as may be reasonably necessary for the purpose of registering the licences granted in terms of this Agreement in the Territory.

3.5 Geron shall from time to time keep the Licensor advised as to the progress of any applications for regulatory approvals in the Territory with respect to any Process and /or any Products. All such communications shall be considered confidential and shall be treated in accordance with Clause 8.

3.6 Geron shall be entitled to grant sub-licences of its rights under the Agreement and to sub-contract manufacture of Products to appropriate third parties, provided that the

--------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.



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        sub-contract agreement contains undertakings by the sub-contractor to observe all applicable provisions of
* this Agreement and that the sub-contract [*], and the sub-licence agreement contains undertakings by the Sub-Licensees to perform provisions substantially similar to those contained in this Agreement with regard to fields of use, confidentiality and termination (including in particular a prohibition on Cloning of Humans) and prohibits assignation, although in the case of Sub-Licensees further sub-licensing to any extent may be permitted.

3.7 Following termination of this Agreement, any sub-licence that has been granted by Geron
* shall, except as provided in Clause 3.8, continue to operate provided that [*]

3.8 Geron shall, prior to or within 30 days of the grant of any sub-licence, notify the Licensor of the identity of the Sub-Licensee and the fields of use for which the sub-licence has been granted. The Licensor acting reasonably and with good reason may object in writing to the relevant Sub-Licensee within 30 days of receipt of Geron's notification under this Clause specifying the reason for the Licensor's objection. Where
* the Licensor acting reasonably has notified Geron of its objection to any Sub-Licensee under this Clause, the sub-licence agreement which Geron has entered into with that Sub-Licensee shall, upon termination of this Agreement, [*]

3.9 Geron shall at all times indemnify and keep indemnified the Licensor against all losses, costs, claims, damages or expenses incurred by the Licensor or for which the Licensor may become liable as a result of any breach by any Sub-Licensee or sub-contractor of the terms of any sub-licence agreement or sub-contract agreement, as if the breach had been a breach by Geron.


4       Use of the Intellectual Property Rights for Human Applications

4.1 Subject to Clause 6.3, Geron shall be entitled to use the Intellectual Property Rights to produce
* [*] without requiring any further consent or permission from the Licensor.

4.2 Notwithstanding the terms of Clause 3, Geron shall not use the Intellectual Property Rights to carry out experiments or otherwise engage in research in the field of the Cloning of Humans, and Geron shall not and shall use its reasonable endeavours (including ensuring that all sub-licence agreements contain appropriate restrictions and taking all reasonable steps to enforce such restrictions, including termination of the sub-licence agreement) to procure that its Sub-Licensees shall not use the Intellectual Property Rights for the purpose of the Cloning of Humans.


--------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.



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4.3     Geron shall not use the Intellectual Property Rights to carry out experiments or otherwise engage in research in any territory which are illegal within that territory as at the date on which the experiments are carried out or the research is conducted.

5       TECHNICAL ASSISTANCE
        Throughout the term of this Agreement, the Licensor shall deliver to Geron the Know-How in written form in sufficient detail to enable Geron to use and exploit to the fullest extent the Intellectual Property Rights in the Fields of Use.

6       PERFORMANCE

6.1 Geron undertakes at all times when this Agreement is in force to use all reasonable endeavours to exploit the Intellectual Property Rights in the Fields of Use for commercial gain in the Territory.

6.2 All Products supplied by Geron pursuant to Sub-Clause 3.1.2 shall, where reasonably practicable, be marked clearly with the relevant patent numbers of the Licensor and a statement that the Products are manufactured and supplied by Geron under licence from the Licensor.

6.3 Geron will ensure that it conforms with all legislation, rules, regulations and statutory requirements, including but without limitation obtaining necessary consents from the relevant authorities, existing in any country within the Territory from time to time in relation to the use and exploitation of the Intellectual Property Rights in that country.

7       IMPROVEMENTS

7.1 If during the term of this Agreement the Licensor or Geron develops an Improvement then it shall forthwith notify the other in writing of the Improvement and shall disclose all necessary information to permit the use of the Improvement by the other party upon the terms of this Agreement, except neither Geron nor the Licensor shall be obliged to disclose any Improvement to the other to the extent that or for so long as the party disclosing is precluded from doing so by law or any obligation owed to a third party.

7.2 Any Improvements developed by the Licensor shall be the absolute property of the Licensor and any Improvements developed by Geron shall be the absolute property of Geron.

7.3 Where any party has developed or acquired an Improvement it shall have sole discretion as to whether and in what manner to apply for patent protection.

7.4 If during the term of this Agreement the Licensor shall make any discoveries or inventions which have application in the Fields of Use not falling within the definition of "Improvement" pursuant to this Agreement or which is not an intellectual property



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        right and arising in the performance of Research Geron shall to the extent that the Licensor is not prohibited by law or any obligation to any other person have a right of first refusal with respect to such discovery or invention. The Licensor shall use its reasonable endeavours to present any such discovery or invention to Geron promptly and Geron shall have 60 days from such notification within which to make the Licensor an offer to obtain a licence of any such discovery or invention. The Licensor agrees that it shall consider all such offers in good faith and shall revert to Geron within 60 days of receipt of the offer with its acceptance or refusal. If the Licensor refuses any such offer from Geron, it shall be free to grant any rights to such discovery or invention to any third party on terms no less favourable to the Licensor as those offered by Geron.


8       CONFIDENTIALITY

8.1 Both during the term of this Agreement and following its expiry or termination each party shall keep the Know-How and any confidential know-know disclosed to it under Clause 7 confidential and use the Know-How and confidential know-how only for the purpose of this Agreement and not at any time for any reason whatsoever (save as permitted by this Agreement) to disclose or permit to be disclosed the same to any third party other than any Sub-Licensees (to any level of sub-licensing) or to any persons who the party considers need to know the same in connection with its use of the rights granted to it under this Agreement, but then only if such persons have been informed of the secret and confidential nature of the same and have agreed to be bound by an obligation of confidentiality in terms no less onerous than the obligations of confidentiality to which the parties have agreed in this Clause.

8.2 Each party undertakes and agrees not to disclose or permit to be disclosed to any third party or make use of or permit to be made use of for any purpose other than as permitted by this Agreement any trade secrets or any confidential information relating to the other parties' business, affairs or finances which comes into their possession. In the case of the Licensor this obligation shall cover the identity of any Sub-Licensee and any information relevant to such Sub-Licensee disclosed by the Licensor under Clause 3.

8.3 The obligations referred to in Clauses 8.1 and 8.2 shall not extend to any information which:

        8.3.1 is generally available to the public otherwise than by reason of breach by the recipient of the provisions of this Clause 8;

        8.3.2 is known to the recipient party and is at its free disposal prior to its receipt under this Agreement provided that such prior knowledge can be demonstrated by written evidence;

        8.3.3 is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligations in respect thereof;



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        8.3.4   is required to be disclosed to any governmental or other
                authority or other regulatory body including, without limitation, MAFF, BBSRC or as may be required under the National Audit Act 1983 or otherwise legally required to be disclosed PROVIDED THAT in all cases the party required to make the disclosure shall take all reasonable steps to ensure that the disclosure is the minimum necessary to comply with its legal requirements and in the case of any disclosure pursuant to any Court order to seek from the Court an appropriate order safeguarding the confidentiality of the material disclosed;

        8.3.5 is independently developed by the recipient party without reference to the information disclosed to it under this Agreement,

        PROVIDED THAT in using such information the recipient party shall not take any action which would prevent protection of an invention or any intellectual property right contained in such information.

9.      Royalties

9.1 Geron shall pay to the Institute royalties in respect of all Sales of Royalty Products during each Quarter at the rate of [*] per cent of the
*       aggregate Net Sales Prices of the Royalty Products Sold during that
        Quarter.

9.2 Any royalties payable by Geron in respect of Royalty Products Sold during any Quarter shall be paid within sixty (60) days following the end of that Quarter in accordance with the procedures set out in Clauses
        9.5 to 9.7 and shall be accompanied by a written statement showing:-

        9.2.1 the total number of Royalty Products Sold during the relevant Quarter;

        9.2.2 the Net Sales Price in respect of each Royalty Product Sold during the relevant Quarter; and

        9.2.3 the total amount of the royalties payable with all necessary particulars of how the royalties have been calculated.

9.3 If any judgment that one or more Patent claims which constitute a Licensor Improvement are not Valid Claims is subsequently reversed on appeal then the Patent claims in question shall be deemed to have been Valid Claims for the whole of the period ("the relevant period") from the date of first judgment until the date of the Appeal (the "Appeal Judgment"). Within sixty (60) days of the date of the Appeal Judgment Geron shall provide to the Institute a statement containing a recalculation of the Royalties arising during the relevant period taking into account that the aforesaid Patent claims were Valid Claims and shall at the same time pay to the Institute any

--------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

        shortfall between the Royalties previously paid in respect of the relevant period and the Royalties which are shown by such recalculation to have been due.

9.4 For the avoidance of doubt Geron shall only be obliged to pay royalties in respect of Sales of Royalty Products. All the other licenses and privileges granted to Geron hereunder shall be royalty free and Geron shall not be obliged to make any payment to the Institute in respect of Geron's exercise of such licenses and privileges.

9.5     All sums payable to the Institute under this Agreement:-

        9.5.1 are stated exclusive of value added tax or any other tax which may at any time during the period of this Agreement replace value added tax, which (if payable) shall be paid in addition by Geron at the appropriate rate subject to receipt of a suitable invoice; and

        9.5.2 shall be paid in Pounds Sterling by bank transfer to the Institute's bank account
        * [No: [*]] at Bank of Scotland, The Mound, Edinburgh (Sort Code No [*]) or such other bank account as may be designated in writing by the Institute.

9.6 Without prejudice to any other rights accruing to the Institute, if any sums payable by Geron to the Institute pursuant to this Agreement remain unpaid on the due date for payment,
* interest at the rate of [*] above the base rate from time to time of the Bank of Scotland shall be payable on such sums from the due date for payment until the date of actual payment in full, PROVIDED THAT no interest shall be payable by Geron where the failure to make payment by the due date is due to any default or failure on the part of the Institute.

9.7 All sums payable under this Agreement shall be made in full without deduction of taxes, charges and other duties (including any withholding or other income taxes) that may be imposed except where Geron is required by law to make such deduction or withholding, in which event Geron shall:-

        9.5.1 ensure that the deduction or withholding does not exceed the minimum amount legally required;

        9.5.2 pay to the applicable taxation or other authorities within the period for payment permitted by law the full amount of the deduction or withholding;

        9.5.3 furnish to the Institute, within the period for payment permitted by law, either (a) an official receipt of the applicable taxation or other authorities for all amounts deducted or withheld as aforesaid or (b) if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so


--------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

        9.5.4 co-operate in all respects necessary to permit the Institute to take advantage of such double taxation agreements as may be available.

10      Proper Accounts

10.1 Geron shall maintain (and retain for not less than six (6) years) true and accurate accounts and records of all Sales which shall show in sufficient detail all facts necessary for the accurate calculation of the royalty payments payable by Geron pursuant to this Agreement.

10.2 Geron shall permit the Institute and its accountants not more than once in any Year on reasonable prior notice to inspect the accounts and records referred to in Clause 10.1 for the purpose of verifying that all royalties due to the Institute pursuant to this Agreement have been properly calculated. The Institute shall, and shall procure that its accountants shall, treat information arising from such inspection as strictly confidential.

10.3 If it is established that the amount of royalties paid in respect of any Quarter is 5% or more less than the amount of the royalties which were properly payable under Clause 9 in respect of that Quarter Geron, shall, within seven (7) days of the date on which it is so established, pay the shortfall to the Institute together with any interest due thereon and the reasonable costs and expenses incurred by the Institute in making the inspection and audit pursuant to which the underpayment is discovered. Any overpayment of royalties Quarters shall be credited against royalties owed to the Institute for the following Quarter or shall be repaid by the Institute to Geron within fourteen (14) days of the Institute's receipt of a notice from Geron requiring repayment.

10.4 The provisions of this Clause 10 shall remain in full force and effect following the expiry or termination of this Agreement for any reason whatsoever until the settlement of all subsisting claims of the Institute under this Agreement.


11      PATENT MAINTENANCE, WARRANTIES AND INFRINGEMENT

11.1 Geron shall diligently prepare, file, prosecute and maintain all patents and patent applications comprising the Patent Rights using patent counsel of its choice. Geron shall have sole discretion in relation to the patenting strategy to be adopted in relation to any patentable inventions, patent applications and/or patents comprised within the Patent Rights provided that Geron shall consult with the Licensor in relation to the patenting strategy and shall take reasonable account of any comments received from the Licensor in relation to and prior to implementation of such patenting strategy. Geron will promptly provide copies of all relevant documentation to the Licensor so that, insofar as reasonably practicable, the Licensor may be currently informed of the continuing prosecution and maintenance of the Patent Rights and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response thereto.

11.2 Geron will use all reasonable efforts to amend any patent applications to include reasonable and appropriate claims requested by the Licensor to protect patent products contemplated to be sold, or patent methods contemplated to be practiced, in connection with the production of and the facilitation of the commercial manufacture of products for pharmaceutical or Nutraceutical use by modification of the composition of the milk of ruminant livestock and rabbits.

*11.3 The Licensor shall bear [*] and Geron shall bear [*] of all costs actually incurred by the Licensor and/or Geron on or after the Commencement Date relating to the preparation and maintenance of the Patent Rights ("Patent Costs"). Patent Costs shall include inter alia filing costs such as government fees as required, extension fees where appropriate, translation charges relating to claims and/or the entire patent applications or patent applications in non-English speaking territories as the case may be, filing costs in relation to any divisional, continuation or continuation-in-part patent application or patent applications which may arise in the course of prosecution of any patent application and expenses related thereto, reasonable professional charges of patent agent or patent attorney or patent counsel engaged by Geron, reasonable expenses relating to the travel or accommodation of the patent agent or patent attorney or patent counsel incurred in connection with actions required relating to the patent application(s) and/or granted patent(s) which may arise and all costs relating to interferences, oppositions and the defence of any invalidity claims pursuant to clause 11.4 which may arise in the course of the viable life of any of the Patent Rights. Patent costs shall not include any internal costs of the parties and the expense of any management time.

11.4 If at any time any claim is made by a third party that any of the Patent Rights is invalid, then each party shall promptly notify the other parties of such claim. Geron shall be entitled to conduct the defence of any such claim provided that Geron shall at all times keep the Licensor informed as to the progress of such defence, and shall insofar as it is practicable to do so, take into account any comments received from the Licensor prior to taking any steps in the conduct of such defence. The Licensor hereby agrees to do any deeds, execute any agreements and render any assistance as Geron shall reasonably require for the purpose of conducting the defence of any third party claim (including authorising any attorneys appointed by Geron to conduct the defence in the name of the Licensor) providing that Geron shall indemnify the
* Licensor against [*] of its reasonable costs and expenses actually incurred in doing any such deeds, executing any agreements or rendering any assistance pursuant to this Clause. If within a period of 90 days from the date upon which notice of any third party


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* Material has been omitted pursuant to a request for confidential treatment.
Such material has been filed separately with the Securities and Exchange Commission.

        claim is received Geron has not initiated defence of the claim the Licensor shall be entitled to do so in its own name and at its own expense and Geron hereby agrees to do any deeds, execute any agreements and render any assistance as the Licensor shall reasonably require for the purpose of conducting the defence of any third party claims provided that the Licensor shall indemnify Geron against its reasonable costs and expenses actually incurred in doing any deeds, executing any agreements or rendering any assistance pursuant to this Clause . Subject to the foregoing provisions of this Clause the Licensor shall not take any part in the defence of any claims and shall not settle or compromise any claims in any way without the prior written consent of Geron.

11.5 Notwithstanding any other provisions of this Agreement, Geron may, upon 90 days written notice to the Licensor terminate its obligations with respect to prosecution and maintenance of any of the patents and patent applications comprising the Patent Rights and payment of the Patent Costs incurred after the effective date of such notice with respect to any particular patent application or patent in any or all countries or territories. The Licensor may continue prosecution and/or maintenance of such patent application or patent at its sole discretion and expense, and Geron shall have no further right or licences thereunder in this Agreement or otherwise.

11.6    The Licensor warrants to Geron that :


        11.6.1 as at the Commencement Date it, MAFF and BBSRC are be the co-owners of the Patent Rights but that as between and among them the Licensor has and shall at all times have full and sole authority to make any decisions and take any necessary steps to protect and enforce the Patent Rights.

        11.6.2 it has the authority to enter into this Agreement and to grant the rights granted under this Agreement;

        11.6.3 save for the rights granted to PPL Therapeutics (Scotland) Limited under the PPL Licence and the rights arising under the SAC collaborations it has not granted and will not during the term of this Agreement grant to any third party any rights which are inconsistent with the rights granted under this Agreement;

        11.6.4. it has not granted and will during the term of this Agreement not grant to any third party to whom it licenses the Patent Rights outside the Fields of Use any greater right in relation to patent prosecution or patent maintenance then are granted to Geron pursuant to the Agreement;

        11.6.5 as at the Commencement Date the Intellectual Property Rights constitute all the intellectual property rights owned by or under the control of the Licensor required to exploit the Intellectual Property Rights in the Fields of Use;

        11.6.6 as at the Commencement Date it has not received notice of any third party rights which would prevent the exercise by Geron of any of the rights granted under this Agreement; and

        11.6.7 as at the Commencement Date , it has not disclosed the Know-How to any third party except as expressly permitted by the terms of this Agreement.

        The warranties under Clauses 11.6.5, 11.6.6 and 11.6.7 are subject to the information disclosed in the Disclosure Letter.

11.7 Each party shall forthwith notify the other parties of any infringement or suspected infringement of any Intellectual Property Rights by any person, which comes to that party's attention. Unless otherwise agreed Geron shall have 90 days in which to commence at its own expense proceedings for the purposes of protecting such Intellectual Property Rights in the Fields of Use. The Licensor hereby authorises Geron to institute proceedings in the joint names of Geron and the Licensor in respect of any such infringement or suspected infringement of the Intellectual Property Rights in the Fields of Use. The Licensor hereby agrees to do any deeds, execute any agreements and render any assistance as Geron shall reasonably require for the purposes of any such infringement action (including authorising any attorneys appointed by Geron to conduct the action in the name of the Licensor) provided that Geron shall indemnify the Licensor and keep it identified against its reasonable costs and expenses actually incurred in doing any deeds, executing any agreements or rendering any assistance pursuant to this Clause. Geron shall have full conduct of any such proceedings and the right to give instructions to the appointed attorneys as to how such proceedings are to be conducted but shall at all times keep the Licensor informed as to the conduct of the proceedings and shall take account of all reasonable comments of the Licensor in relation to the proceedings. Subject thereto and to the provisions of Clause 11.8, the Licensor shall not take any part in the proceedings and shall not settle or compromise such proceedings in any way without the prior written consent of Geron.

11.8 If within the period of 90 days specified in Clause 11.7 Geron has not initiated any action in respect of the infringement of the Intellectual Property Rights then the Licensor shall be entitled to do so in its own name and at its own expense and Geron hereby agrees to do any deeds, execute any agreements and render any assistance as the Licensor shall reasonably require for the purposes of any such infringement action provided that the Licensor shall indemnify Geron against its reasonable costs and expenses actually incurred in doing any deeds, executing any agreements or rendering any assistance pursuant to this Clause.

11.9 Subject to reimbursing in full all costs and expenses incurred by the parties in bringing any infringement actions pursuant to Clauses 11.7 and 11.8 any damages or costs awarded or any sums which are agreed to be paid in settlement of any such action will belong solely to the party bringing the infringement action.

11.10 Geron shall at all times indemnify and keep indemnified the Licensor, against all costs, claims, damages or expenses incurred by the Licensor or for which the Licensor may become liable with respect to any product liability claim relating to any Process or Products produced or supplied or put into use by Geron (or any Sub-Licensee or any sub-contractor appointed by Geron) pursuant to this Agreement, provided that the Licensor shall give, at Geron's expense, such assistance as Geron may reasonably require in order to defend any such claim, shall not without the prior written consent of Geron take any steps to defend, settle or compromise any such claim, and shall not without such consent make any admission with respect to such claim. Such indemnity will not apply where the costs, claims, damages or expenses arise as a result of negligence or wilful deceit by the Licensor, its agents or employees.

11.11 At all times during which any Products are being produced, supplied or put to use by Geron or any of the Associates or any sub-licensee, Geron shall in order to meet its obligations to the Institute under Clause 11.10, either self insure or obtain and maintain reasonable insurance in each case commensurate with good industry practice. In the event that Geron obtains insurance it shall on request by the Institute, and (subject to Clause 8) supply the Institute with a copy of the insurance policy.


12      ASSIGNATION

12.1 Subject to Clause 3.6 none of the parties may assign, transfer, sub-contract or otherwise dispose of the benefit or burden of this Agreement to a third party without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed save that:

        12.1.1 the Licensor may assign the benefit or burden to a publicly funded research body (including a trust, foundation or similar body) which assumes all rights and obligations of the Licensor under this Agreement; and

        12.1.2 Geron may assign the benefit and burdens of this Agreement in connection with the sale of all or substantially all of the assets of Geron whether by way of sale, merger or other corporate reorganisation; and

        12.1.3 Geron may assign the benefit and burden of this Agreement to any Associate of Geron;

PROVIDED THAT in the case of an assignation pursuant to Sub-Clauses 12.1.2 or
12.1.3 if the Licensor is able to reasonably demonstrate that the proposed assignee is incapable of fulfilling Geron's obligations under this Agreement then Geron will remain liable to the Licensor to procure the performance of such obligations notwithstanding that it may have assigned this Agreement.


13      TERM AND TERMINATION

13.1 Subject to any mandatory provisions under any applicable legal system which expressly or by implication apply notwithstanding the terms of this Agreement, this Agreement shall start on the Commencement Date and shall continue in force, on a country by country or territory by territory basis, as appropriate, until the later of:

*       13.1.1 [*] or

* 13.1.2 [*] from the Commencement Date or (in relation to countries within the EEA) [*] from the First Sale Date, whichever is the earlier

*       This Agreement shall expire [*]

13.2 This Agreement may be terminated by the Licensor forthwith by notice in writing in the event of a breach by Geron of its obligations under Clauses 4.2 (Cloning of Humans) or 4.3 (Illegal Uses).

13.3 If Geron challenges the validity or contests the Licensor's ownership of any of the Patent Rights or if Geron claims that any or all of the Patent Rights is not a "necessary patent" within the meaning of Commission Regulation EEC No. 240/96 or contests the secrecy or substantial nature of the Know-How, the Licensor shall be entitled to terminate this Agreement forthwith by giving written notice to Geron.

13.4 Geron may at any time terminate this Agreement by giving not less than 90 days' written notice of termination to the Licensor.

13.5 The Licensor and RBM hereby agree that the Original Licence shall terminate with effect from the Commencement Date. The termination of the Original Licence is without prejudice to any accrued rights and obligations of the Licensor and RBM as at the date of termination thereof. The provisions of Clauses 8 and 9 of the Original Licence shall remain in full force and effect as regards the Licensor's and RBM's rights and obligations under those clauses in respect of the period prior to the termination of the Original Licence.


14      CONSEQUENCES OF TERMINATION

14.1 Upon termination of this Agreement pursuant to Clauses 13.2, 13.3 or 13.4;

        14.1.1 Geron shall be entitled to sell any stock of the Products manufactured prior to the date of termination, but shall not be entitled to manufacture any further Products or further exploit any Process;

        14.1.2 Each party shall remain due to pay to the other any sums which have accrued, or which subsequently accrue, due hereunder and shall not be entitled to reimbursement of any such sums paid or any proportions thereof;

        14.1.3 each party shall return to the other parties any property of the other parties in its possession or under its control;


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* Material has been omitted pursuant to a request for confidential treatment.
Such material has been filed separately with the Securities and Exchange Commission.

        14.1.4 each party shall return to the other parties any Know-How or other technical documentation or information provided to it by the other parties in the course of this Agreement;

        14.1.5 Geron shall co-operate with the Licensor in the cancellation of all or any confirmatory licences registered pursuant to Clause
                3.4 of this Agreement, and shall execute any and all such documents and do acts and things as may be reasonably required in such connection;

*       14.1.6  any sub-contracts entered into by Geron under Clause 3.6 shall [*]; and

        14.1.7 any sub-licenses granted by Geron in accordance with Clause 3.6 shall be dealt with in accordance with Clauses 3.7 and 3.8.

14.2 Upon termination or expiry of this Agreement all rights and licenses granted in favour of the Licensor or Geron under this Agreement shall cease except and to the extent expressly provided otherwise under the terms of this Agreement.

14.3    Clauses 1, 3.7, 3.9, 8, 9.2, 9.6, 10.1, 11.2, 11.10, 11.11, 13.5, 14,
        16, 19, 22 and 23 shall survive the termination or expiry of this Agreement.

14.4 Termination of this Agreement shall not affect any rights or obligations of any of the parties either party which have accrued prior to the date of termination and all provisions which are expressed to or by implication survive the termination of this Agreement shall remain in full force and effect.

14.5 For the avoidance of doubt if this Agreement terminates by reason of the expiry of the Patent Rights, the Licensor acknowledges that Geron shall be entitled to use the Technology thereafter without reference to the Licensor.


15      WAIVER

15.1 The failure of a party to exercise or enforce any right conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement of such right at any time or times thereafter. No waiver or discharge shall be valid unless in writing and signed by the relevant party against whom such waiver or discharge is sought to be enforced.


16      NOTICES

16.1 Notice under this Agreement shall be given by delivery by hand, or by recorded delivery mail, posted prepaid and addressed as follows:



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* Material has been omitted pursuant to a request for confidential treatment.
Such material has been filed separately with the Securities and Exchange Commission.

        In the case of Licensor:
        Roslin Institute (Edinburgh)
        Roslin
        Edinburgh
        Midlothian EH25 9P5
        For the attention of: (Company Secretary)

        In the case of Geron:
        Geron Corporation
        230 Constitution Drive
        Menlo Park
        California 94025
        For the attention of:VP Corporate Development

        In the case of RBM:
        Roslin Bio-Med Limited
        c/o Ruby Institute (Edinburgh)
        Ruby
        Edinburgh
        Midlothian EH25 9P5
        For the attention of: Managing Director

        If a party changes its address for notification purposes, then it shall give the other parties prior written notice of the new address and the date on which it shall become effective.

        Notices served by mail shall be deemed to be delivered 72 hours after the date of posting.


17      ENTIRE AGREEMENT

17.1 With effect from the Commencement Date this Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior agreements in connection with that subject matter. No amendment or alteration or addition variations or waiver of or to the terms of this Agreement shall be valid unless in writing and signed by each of the parties.

18      FORCE MAJEURE

18.1 In the event that either Geron or the Licensor is delayed or prevented from the performance of its obligations under this Agreement by any cause beyond its reasonable control it shall immediately inform the other. The party whose performance is delayed or prevented shall be released from its obligations under this Agreement for so long as such circumstances prevail, provided that it shall use its reasonable endeavours to avoid or remove the cause of delay or non-performance.


19      PUBLICITY

        19.1 None of the parties shall use the name of the other parties (and Geron and RBM shall not use the name "Dolly" or the name of any member of staff employed by or at the Licensor) in any publicity advertising or news release without the prior written consent of the other parties, such consent not to be unreasonably withheld.

19.2 None of the parties may issue a press release in relation to this Agreement unless its wording has been agreed by the other parties, such agreement not to be unreasonably withheld.


20      NO AGENCY

20.1 Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor shall any party have any authority to bind or commit the other or have authority to act as the agent of the other or in any others capacity other than expressly authorised in this Agreement.

21      FURTHER ASSURANCE

21.1 Each party agrees that it will do all such further acts and undertake as such further deeds as may be necessary in order to give full effect to the transaction herein set out and to fully vest in Geron the rights and licences granted hereunder.

21.2 The Licensor agrees that it will at the request and cost (as to out of pocket expenses only) of Geron exercise its rights under the Co-ownership agreement and seek to procure the reasonable co-operation of MAFF and BBSRC to give full effect to the provisions of this agreement.


22      COMPLIANCE WITH LAWS

22.1 In their performance of their respective obligations pursuant to this Agreement, the parties shall comply in all respects with the requirements of Scottish law.


23      GOVERNING LAW

23.1 This Agreement shall be governed by and construed in accordance with the law of Scotland and each party hereby irrevocably submits to the non-exclusive jurisdiction of the Scottish courts.

IN WITNESS WHEREOF these presents consisting of this and the preceding 20 pages together with the Schedule annexed hereto are executed as follows:


Subscribed for and on behalf of             )
ROSLIN INSTITUTE (EDINBURGH)                )
at__________________________________________)
on the______day of________1999______________)
by_____________________its Director_________)          _________________________
                                                       Director

before the following witness:-

Name _______________________________________
Address_____________________________________
____________________________________________
____________________________________________
Witness_____________________________________
Occupation__________________________________



Subscribed for and on behalf of             )
GERON CORPORATION                           )
at__________________________________________)
on the______day of________1999______________)
by_____________________its Director_________)          _________________________
                                                       Vice President

before the following witness:-

Name _______________________________________
Address_____________________________________
____________________________________________
____________________________________________
Witness_____________________________________
Occupation__________________________________

Subscribed for and on behalf of             )
the said ROSLIN BIO-MED LIMITED             )
at__________________________________________)
on the______day of________1999______________)
by__________________________________________
one of its Directors________________________)          _________________________
                                                        Director

before the following witness:-

Name _______________________________________
Address_____________________________________
____________________________________________
____________________________________________
Witness_____________________________________
Occupation__________________________________

                                    SCHEDULE

        This is the Schedule referred to in the foregoing Licence Agreement between (1) Roslin Institute (Edinburgh) (2) Geron Corporation and (3) Roslin Bio-Med Limited.

*       [*]



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* Material has been omitted pursuant to a request for confidential treatment.
Such material has been filed separately with the Securities and Exchange Commission.